

                 WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

                         COMPUTATION OF EARNINGS PER SHARE

                        (in thousands, except loss per share)
                                    (unaudited)

                                                    Three Months Ended                                  Six Months Ended
                                       ---------------------------------------------    -------------------------------------------
                                           June 30, 1998             June 30, 1997           June 30, 1998          June 30, 1997
                                       --------------------     --------------------    --------------------   --------------------
Net loss                               $            (4,154)     $            (3,893)    $            (8,165)    $           (7,103)

Dividends on preferred stock                        (4,341)                  (3,749)                 (7,633)                (7,484)
Accretion of preferred stock discount               (1,630)                  (1,615)                 (3,259)                (3,229)
                                       --------------------     --------------------    --------------------    -------------------

Net loss applicable to common
       and common equivalent shares    $           (10,125)     $            (9,257)    $           (19,057)    $          (17,816)
                                       ====================     ====================    ====================    ===================

Weighted average shares of
       common stock outstanding (a)                  9,725                    9,198                   9,721                  9,167
                                       ====================     ====================    ====================    ===================

Loss per share of common stock         $             (1.04)     $             (1.01)    $             (1.96)    $            (1.94)
                                       ====================     ====================    ====================    ===================




(a) Because of the net loss applicable to common stock, diluted weighted average shares of common stock outstanding has not been computed as the effect of the assumed exercise of common stock equivalents would be anti-dilutive.





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